NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF

                        OPTEK TECHNOLOGY, INC.
                         1215 West Crosby Road
                       Carrollton, Texas  75006

                       To Be Held March 17, 1998

     Notice is hereby given that the Annual Meeting of Stockholders of Optek Technology, Inc. will be held on Tuesday, March 17, 1998, at 10:00 a.m., Dallas, Texas time at the offices of the Company, 1215 West Crosby Road, Carrollton, Texas 75006, for the following purposes:

     1. To elect a Board of Directors of six (6) persons as nominated in the accompanying Proxy Statement, such Directors to hold office until the next annual meeting of stockholders and until their successors are elected;

     2    2.   To approve the 1998 Stock Option Plan for
employees
               and selected independent contractors of the
Company;
               and

     3. To transact such procedural matters as may properly be brought before the meeting or any adjournment or adjournments thereof.

     Said meeting may be adjourned from time to time without other notice than by announcement at said meeting, or at any adjournment thereof, and any and all business for which said meeting is hereby noticed may be transacted at any such adjournment.

     The Board of Directors has fixed January 16, 1998 as the date for taking of a record of the stockholders entitled to notice of and to vote at the meeting and at any adjournment or adjournments thereof. The stock transfer books will not be closed.

     Enclosed is a form of Proxy solicited by the Board of Directors of the Company. Stockholders who do not plan to attend the meeting in person are requested to date, sign and return the enclosed Proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United States. Your Proxy may be revoked at any time before it is exercised and will not be used if you attend the meeting and prefer to vote in person.


                       BY ORDER OF THE BOARD OF DIRECTORS




                                THOMAS R. FILESI
                      President and Chief Executive Officer





Carrollton, Texas
February 6, 1998
PAGE

                         OPTEK TECHNOLOGY, INC.
                         1215 West Crosby Road
                        Carrollton, Texas 75006

                            PROXY STATEMENT
                 Solicitation by the Board of Directors
                    of Proxies from Stockholders for
                   the Annual Meeting of Stockholders
                      to be held on March 17, 1998

     The Board of Directors of Optek Technology, Inc. (hereinafter called Optek or the Company ) solicits your proxy in the enclosed form, which you are requested to fill out, sign as indicated and return to the Company in the enclosed self-addressed envelope, which requires no postage if mailed in the United States. The approximate date on which this Proxy Statement and form of proxy will be sent to security holders is February 11, 1998.

     Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before it is exercised by filing a written revocation or a duly executed proxy bearing a later date. Any written revocation may be delivered in person or mailed to the Company at the address set out above. A stockholder who attends the Annual Meeting in person may revoke his proxy at the Annual Meeting and vote in person if he so desires.

     Proxies are being solicited by mail and all expenses of solicitation have been or will be borne by the Company.

     January 16, 1998 has been fixed as the date of record for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting or at any adjournments thereof. At the close of business on that date, 4,265,955 shares of Common Stock, par value $0.01 per share (the
 Common Stock ), were issued and outstanding, each share entitling the holder thereof to one vote. Cumulative voting in the election of Directors is not allowed.

     The presence, in person or by proxy, of record holders of a majority of the shares of Common Stock outstanding as of the date of record constitutes a quorum for the transaction of business. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Because Directors are elected by a plurality of the votes cast by stockholders, abstentions and broker non-votes are not counted and have no effect in determining which candidates have received the highest number of votes and are elected, except in affecting the total number of votes cast for a nominee. The vote of a majority of the shares represented at the meeting is required to approve the 1998 Stock Option Plan; therefore, an abstention or non-vote will have the same effect as a vote against the Plan. Under certain circumstances, if you do not exercise the voting rights of stock in which you hold a beneficial interest, those shares might be voted by the record holder.

     All shares of the Company s Common Stock represented by proxies received in time and in proper form and condition and not revoked will be voted as specified in the proxy, or in the absence of specific direction, the proxy will be voted by the person designated therein:

     1. FOR the election as Directors of the Company of the six (6) nominees named below to hold office until the next annual meeting of stockholders and until their respective successors shall be duly elected. In the event any of such nominees becomes unable to serve as a Director, the proxies will be voted in accordance with the best judgment of the person acting under it.

     2. FOR approval of the 1998 Stock Option Plan as approved by the Board of Directors.

     The management knows of no other matters to be submitted to the 1998 Annual Meeting with respect to which the stockholders are entitled to vote, but if other procedural matters do properly come before the meeting, the persons named in the proxy will vote according to the best judgment of the appointed proxy.

                    SECURITIES OWNERSHIP OF CERTAIN
                    BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth information regarding the Company s Common Stock held at January 16, 1998 by (i) each stockholder known by the Company to own beneficially more than 5% of the Company s Common Stock, (ii) each of the Company s executive officers and Directors, and (iii) all executive officers and Directors as a group. To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable, and the information contained in the footnotes to the table.


Name and Address         Number of
                          Outstanding
                          Shares
                          Owned    Percent
                                   age
                                    of
                                   Outstan
                                    ding
                                    Share    Number of
                                             Shares
                                             Beneficia
                                             lly
                                             Owned(1)      Percen
                                                          tage of
                                                          Benefi
                                                          cial
                                                        Ownership


First Source
Financial LLP
2850 W. Golf Rd.,
5th Floor
Rolling Meadows,IL
60008                    0         0         3,150,000(2)   42.5%




James D. Crownover
P.O. Box 7812
Horseshoe Bay,TX  78657    262,602    6.2    262,602        6.2



Thomas R. Filesi
1180 Emerald Sound Blvd.
Oak Point, TX 75068         301,000    7.1%  375,499(3)     8.7%



Grant A. Dove
15301 Dallas Parkway,
Suite 840
Dallas, TX 75248         20,800         *      206,601(4)    4.6%

Michael E. Cahr          30,500         *    51,500(5)      1.2%

William H. Daughtrey, Jr.  1,000        *    8,000(6)       *

Rodes Ennis              26,100         *    47,100(7)      1.1%

Wayne Stevenson          -              -    19,250(8)      *

Richard G. Dahlberg      28,423         *    49,755(9)      1.2%

Thomas S. Garrett        94,334         2.2% 102,333(10)    2.4%

William J. Collinsworth  450            *    13,784(11)     *

Robert J. Kosobucki      11,863         *    29,998(12)     *

All executive officers and
  Directors as a group (10
   persons)              514,470        12.1 903,820(13)    19.5%
____________________________
       *  Less than 1%.

      (1) Includes shares of Common Stock not outstanding which are subject to rights to acquire shares exercisable or to become exercisable within 60 days of January 16, 1998.

       (2) Consists of 3,150,000 shares which may be acquired at any time prior to October 31, 1998 upon exercise of a warrant at an exercise price of $0.50 per share. The exercise price and number of shares are also subject to adjustment upon the occurrence of certain events in order to address dilution.

       (3) Includes 36,000 shares which are presently exercisable pursuant to Incentive Stock Options at a price of $2.31 per share. Also includes 8,500 shares which are presently exercisable at a price of $2.125 per share, 20,000 shares exercisable at a price of $6.05 per share, 6,666 shares which are presently exercisable or will become exercisable on or before March 19, 1998 at a price of $11.969 per share and 3,333 shares which are presently exercisable at a price of $10.12 per share pursuant to options issued under the Company s Long-Term
Stock Investment Plan.

       (4) Includes 3,500 shares which are presently exercisable at a price of $2.13 per share and 3,500 shares which are presently exercisable at a price of $1.04 per share pursuant to options awarded under the Company s Directors  Formula
Award Plan.  Also includes 8,759 shares
                which are presently exercisable at a price of $1.11 per share, 38,462 shares which are presently exercisable at a price of $0.65 per share and 131,580 shares which are presently exercisable at a price of $0.19 per share, all issuable pursuant to warrants issued for services performed by Mr. Dove as Chairman of the Board during the fiscal quarters ended April 30,
                1993, July 31, 1993 and October 29, 1993.

       (5) Includes 3,500 shares which are presently exercisable at a price of $2.13 per share, 3,500 shares which are presently exercisable at a price of $1.04 per share, 3,500 shares which are presently exercisable at a price of $0.44 per share, 3,500 shares which are presently exercisable at a price of $1.83 per share, 3,500 shares which are presently exercisable at a price of $11.97 per share and 3,500 shares which will become exercisable at a price of
                $13.38 per share after the 1998 annual meeting pursuant to options awarded under the
                Company s Directors Formula Award Plan. Also includes 5,500 shares owned of record by Mr. Cahr s wife of which Mr. Cahr may be deemed the beneficial owner.

       (6) Includes 3,500 shares which are presently exercisable at a price of $11.97 per share and
                3,500 shares which will become exercisable at a price of $13.38 per share after the 1998 annual meeting pursuant to options awarded under the Company s Directors Formula Award
                Plan.

       (7) Includes 3,500 shares which are presently exercisable at a price of $2.11 per share, 3,500 shares which are presently exercisable at a price of $1.04 per share, 3,500 shares which are presently exercisable at a price of $0.44 per share, 3,500 shares which are presently exercisable at a price of $1.83 per share, 3,500 shares which are presently exercisable at a price of $11.97 per share and 3,500 shares which will become exercisable at a price of
                $13.38 per share after the 1998 annual meeting pursuant to options awarded under the
                Company s Directors  Formula Award Plan.

       (8) Includes 1,750 shares which are presently exercisable at a price of $2.13 per share pursuant to the Company s Long-Term Stock Investment Plan and 3,500 shares which are presently exercisable at a price of $1.04 per share, 3,500 shares which are presently exercisable at a price of $0.44 per share, 3,500 shares which are presently exercisable at a price of $1.83 per share, 3,500 shares which are presently exercisable at a price of $11.97 per share and
                3,500 shares which will become exercisable at a price of $13.38 after the 1998 annual meeting pursuant to options awarded under the Company s Directors Formula Award Plan.

       (9) Includes 13,333 shares which are presently exercisable at a price of $6.05 per share, 5,333 shares which are presently exercisable or will become exercisable on or before March 19,
                1998 at a price of $11.97 per share and 2,666 shares which are exercisable at a price of
                $10.12 per share pursuant to options issued under the Company s Long-Term Stock
                Investment Plan.

       (10) Includes 5,333 shares which are presently exercisable or will become exercisable on or before March 19, 1998 at a price of $11.97 per share and 2,666 shares which are exercisable at a price of $10.12 per share pursuant to options issued under the Company's Long-Term
                Stock Investment Plan.

       (11) Includes 6,667 shares which are presently exercisable at a price of $10.25 per share and
                6,667 shares which are presently exercisable at a price of $10.12 per share pursuant to options issued under the Company s Long-Term
Stock Investment Plan.

       (12) Includes 10,136 shares which are presently exercisable at a price of $6.05 per share, 5,333 shares which are presently exercisable or will become exercisable on or before March 19,
                1998 at a price of $11.97 per share and 2,666 shares which are exercisable at a price of
                $10.12 per share pursuant to options issued under the Company's Long-Term Stock
                Investment Plan.

       (13) Includes 135,299 shares which may be acquired upon exercise of employee stock options presently exercisable or will become exercisable on or before March 19, 1998, 75,250 shares which are presently exercisable or will become exercisable after the 1998 annual meeting pursuant to options issued to the Company's non-employee Directors, and 178,801 shares which are presently exercisable pursuant to warrants issued for services rendered.


Compliance With Section 16(a) of the Exchange Act.

       Based solely upon a review of Forms 3, 4 and 5 furnished to the Company and upon written representations received by the Company, the following persons were all Directors, executive officers or beneficial owners of more than 10 percent of the Company s Common
Stock during fiscal 1997 who failed
to file any such report on a timely basis, and the following table summarizes the timeliness of all reports filed by them during that fiscal year:

                                               Reports Filed


       Name                   Timely   1-10 Days Late  Over 10
                                                       Days Late

       Grant A. Dove                        1
       Michael E. Cahr             2        1
       William H. Daughtrey, Jr.   1                 2
       Rodes Ennis                 1        2
       Thomas S. Garrett           1        1        1

       Based thereon, none of such persons failed to file any report under Section 16(a) of the Exchange Act with respect to the Company s most recent fiscal year.

PAGE

                ELECTION OF DIRECTORS AND INFORMATION
           AS TO DIRECTORS, NOMINEES AND EXECUTIVE OFFICERS

       At the 1998 Annual Meeting, the stockholders of the Company will elect six (6) directors, in each case to hold office until the next Annual Meeting and until their respective successors shall be duly elected.
To be elected a Director, each nominee must receive a plurality of all votes cast at the meeting. There will be submitted by the Board of Directors to the 1998 Annual Meeting for election as Directors the following six (6) nominees:


       Grant A. Dove
       Thomas R. Filesi
       Michael E. Cahr
       William H. Daughtrey, Jr.
       Rodes Ennis
       Wayne Stevenson

All of the nominees are now Directors of the Company and were elected to their present terms of office at the Annual Meeting of Stockholders in March 1997. Certain information concerning each of these nominees is set forth below. In the event any of the nominees becomes unable to serve as a Director, the proxy will be voted in accordance with the best judgment of the person acting under it; however, no circumstances are at present known which would render any nominee unavailable.

       The Directors and executive officers of the Company are as follows:

       Name     Age      Position

       Grant A. Dove     69       Director and Chairman of the
                                   Board

       Thomas R. Filesi  62       Director, President and Chief
                                   Executive Officer

       Michael C. Cahr   57       Director

       William H. Daughtrey       57       Director

       Rodes Ennis       61       Director

       Wayne Stevenson   62       Director

       Richard G. Dahlberg  44      Senior Vice President,
                                   Engineering

       Thomas S. Garrett 51        Senior Vice President,
                                   Operations

       William J. Collinsworth  47  Vice President,
                                   Finance and Chief Financial
                                   Officer

       Robert J. Kosobucki    46    Vice President,
                                   Worldwide Sales and Marketing

       Mr. Dove was elected a Director of the Company in July
1989 and Chairman of the Board in March
1993. His agreement to serve as Chairman of the Board will expire on May 1, 1998. Currently, he is managing partner of Technology Strategies & Alliance, a strategic planning and investment banking firm. He spent 28 years with Texas Instruments, retiring in 1987 as Executive Vice President. He then served as
Chairman and Chief Executive Officer of Microelectronics and
Computer Technology Corporation, a research and development consortium, retiring in 1992. He currently serves on the boards of the Cooper Cameron
Corporation, an oilfield services company; U.S. WEST, Inc., a telecommunications company; Intervoice, Inc.,

a company engaged in telecommunications equipment and software sales; and Fore Front Group, Inc., a company engaged in personal computer and internet software.

       Mr. Filesi became President and a Director of the Company in April 1991. Before joining Optek, he was with Motorola, Inc. Semiconductor Products Sector for 21 years, completing his tenure there as Director of Manufacturing RF Products.

       Mr. Cahr was elected a Director of the Company in August
1988.  He is Chairman of Allscrips
Pharmaceuticals, Inc., a private company engaged in the sale of prepackaged pharmaceuticals, having previously served as President and Chief Executive Officer from January 1995 to December 1997. Until late
1994 he was Manager of Venture Capital at Allstate Venture
Capital in Northbrook, Illinois, having been with Allstate since 1987.

       Mr. Daughtrey was elected a Director of the Company in March 1992. Mr. Daughtrey is currently
President of Princeton Associates, Inc., a management consulting firm. Prior to founding Princeton
Associates, Inc. in January 1991, he was Group Managing Partner for Virginia/Maryland Management
Consulting Services at Coopers & Lybrand, Richmond, Virginia from
December 1984.  On September 1,
1995, JGB Industries, Inc., a company for which Mr. Daughtrey had served as interim President and Chief
Executive Officer from November 1993 to August 1995, filed for protection under Chapter 11 of the Bankruptcy Code.

       Mr. Ennis was elected a Director of the Company in February 1987. Mr. Ennis acts as a general management consultant and formerly served as President of the Journeys and Hardy Divisions of Genesco,
Inc., a footwear retailer, from March 1990 to December 1992.

       Mr. Stevenson was elected a Director of the Company in September 1992. Mr. Stevenson is the
Chairman and Chief Executive Officer of CSI Control Systems
International, Inc. located in Carrollton, Texas, a private company engaged in the manufacture and installation of environmental controls for the commercial market, a position he has held since 1986.

       Mr. Dahlberg was elected Vice President, Engineering in
March 1994 and became a Senior Vice
President in December 1997. Mr. Dahlberg has been employed by the Company since 1983 and has served in various engineering capacities. He is a Registered
Professional Engineer in the State of Texas.

       Mr. Garrett joined the Company in October 1991 as Vice
President, Operations and became a Senior
Vice President in December 1997.  In April 1988 he founded
Garrett Consulting Group and was President of that firm until December 1990, at which time it merged with Northwest Technology Group, Inc. These companies provided comprehensive consulting services to the micro-electronics and other high technology related industries.

       Mr. Collinsworth joined the Company as Vice President,
Finance, and Chief Financial Officer in
October 1996. From 1991 until joining the Company, he was an independent financial consultant specializing in start-up and troubled companies. In that role, he worked with several private companies and also served as interim Chief Operating Officer and Chief Financial Officer for Intellicall, Inc., a provider of telecommunications services and equipment, from April 1992 to September 1993 and Chief Financial Officer for Value Added Communications, Inc. ( VAC ), a provider of telecommunications services and equipment, from June 1994 to October 1994. In November 1995, VAC filed for protection under Chapter 11 of the Bankruptcy Code.

       Mr. Kosobucki joined the Company as Vice President,
Worldwide Sales and Marketing in July 1995.
Prior to his employment by the Company and from 1991 he served in various strategic marketing and sales capacities for Summagraphics Corp., a manufacturer of computer-based printers and plotters, most recently as Director of Strategic Sales and Product Marketing. He is a
Registered Professional Engineer in the State of New York.

       Directors are elected annually and serve until their successors are duly elected and qualified. Officers serve at the discretion of the Board, subject to contractual rights. There is no family relationship between any Director, nominee for Director or executive officer of the Company.

       The Company s Board of Directors has appointed a Compensation Committee, composed of the non-employee Directors Cahr, Ennis and Stevenson; an Audit Committee, composed of the non-employee Directors
Ennis, Daughtrey and Stevenson; and a Board Affairs Committee composed of the non-employee Directors
Daughtrey, Cahr and Stevenson. The Compensation Committee administers the Company s employee benefit plans and sets executive compensation. The Audit Committee has been appointed to review the Company s financial statements and its relationship with its independent auditors. The Board Affairs Committee selects nominees for the Board of Directors to be presented for consideration to the Company s stockholders and reviews the remuneration of non-employee Directors; the committee will consider nominees recommended by stockholders submitted in the manner provided for stockholders proposals herein.

       During the fiscal year ended October 31, 1997, the Compensation Committee held four meetings, the Audit Committee held one meeting and the Board Affairs Committee held two meetings. During the fiscal year ended October 31, 1997, the Company s Board of Directors held a total of six meetings, and each incumbent Director then serving attended at least 75% of the aggregate number of meetings of the Board and its Committees.

PAGE

                         EXECUTIVE COMPENSATION

Summary Compensation Table

       The following table summarizes monetary and non-monetary compensation awarded to, earned by or paid to the Company s five most highly compensated officers during the three fiscal years ended October 31, 1997:




                          Annual Compensation
                                                      Long Term
                                                  Compensation
                                                  Awards
                                                  Number of
                                                  Shares Subject
                                                  to Options
Name and Principal Position    Year  Salary Bonus Granted
Thomas R. Filesi, President
and Chief                     1997 $185,000 $200,000  10,000
Executive Officer             1996 $175,000 $175,000  10,000
                              1995 $175,000 $150,00   30,000

Richard G. Dahlberg           1997 $100,00  $80,000    8,000
Senior Vice President,
Engineering                   1996 $91,400  $65,000    8,000
                              1995 $91,400  $60,000   20,000

Thomas S. Garrett             1997 $121,00  $80,000    8,000
Senior Vice President,
Operations                    1996 $115,000 $75,000    8,000
                              1995 $115,000 $65,000    20,000




William J. Collinsworth,      1997 $135,000 $70,000   20,000
Vice President, Finance       1996 $5,192(1)$0        20,000

Robert J. Kosobucki           1997 $100,000   $70,000   8,000
Vice President, World Wide    1996 $89,811(2) $52,000   8,000
Sales and Marketing           1995 $36,538(3) $23,000  30,000




(1)    Represents compensation paid for October 1996
(2)    Does not include $44,900 paid for moving expenses
(3)    Represents compensation paid from July 1995 - October 27,
1995

Option Grants

       The following table contains information about stock options granted to the executive officers named in the preceding table during the fiscal year ended October 31, 1997:

                           Percentage             Potential
                           of Total               Realizable
                           Options                Value
                   Number  Granted                at Assumed
                   of      to                     Annual Rates
                   Shares  Employ-                of Stock Price
                   lying   ees in Exercise Expi-  Appreciation
                   Options Fiscal Price   ration  for Option Term
Name               Granted Year ($/Share) Date   5%($)   10% ($)
Thomas R. Filesi    10,000  5.6% $10.12 1/18/07  $63,644 $161,287
Richard G. Dahlberg  8,000  4.4% $10.12 1/18/07  $50,915 $129,029
Thomas S. Garrett    8,000  4.4  $10.12 1/18/07  $50,915 $129,029
William J.
  Collinsworth      20,000 11.1% $10.12 1/18/07 $127,288 $322,573
Robert J. Kosobucki  8,000  4.4% $10.12 1/18/07  $50,915 $129,029


Option Exercises And Fiscal Year End Option Values

       The following table reflects option exercises during the fiscal year ended October 31, 1997, the number of shares underlying both exercisable and unexercisable options as of the fiscal year end and the value of unexercised in the money options as of the fiscal year end:

                                   Number
                                   of Shares       Value of
                                   Underlying      Unexer-
               Number              Unexercised     cised in
               of                  Options         the Money
               Shares              at Fiscal       Options at
               Acquired  Value     Year End        Year End(2)
               on        Realized  Exer-   Unexer- Exer-   Unexer
Name           Exercise (1)       cisable cisable cisable cisable

Thomas R. Filesi 100,000 $981,000 67,833 26,667 $967,358 $241,842
William J.
 Collinsworth          0       0   6,667 33,333  $52,503 $265,097
Richard G.
 Dahlberg         26,000 $297,310 16,000 20,000 $177,414 $177,374
Thomas S. Garrett 49,668 $542,873  2,667 19,999  $16,418 $177,362
Robert J.
 Kosobucki         4,875 $73,573  14,458 23,334 $156,794 $227,467

[/TABLE]

(1) For purposes of calculating the value realized, the Company has used the closing price as reported by
       Nasdaq on the date of exercise.

(2) For purposes of calculating the value of unexercised in the money options, the Company has used the closing price as reported by Nasdaq as of October 31, 1997.


Employment Agreements

       The Company has entered into employment agreements with the President and Vice Presidents of the Company. The agreements provide a term of three years and two years, respectively, with evergreen provisions extending the term an additional year at the end of each year of service unless either party gives notice of intent not to renew at least six months and three months, respectively, prior to the end of each year of service. These agreements also provide for a lump sum payment of the lesser of the compensation payable during the balance of the term or the amount $1.00 less than a parachute payment under the Internal
Revenue Code if certain terms of the executives employment are altered and the executive elects to terminate after a change of control of the Company. All such agreements contain provisions assigning all discoveries by the employee to the Company and restricting use or disclosure of confidential information.

       The Company has entered into a consulting agreement with Mr. Dove, the Chairman of the Board, providing for a term through May 30, 1998, under which Mr. Dove receives compensation at the rate of $25,000 per fiscal quarter. Such agreement also provides for a lump sum payment of the lesser of the compensation payable during the balance of the term or the amount $1.00 less than a "parachute payment" under Internal Revenue Code of 1986, as amended, if certain terms of Mr. Dove's engagement are altered and he elects to terminate after a change in control of the Company. For fiscal 1997, the Company paid Mr. Dove a discretionary bonus of $30,000 related to his performance under the consulting agreement.


Compensation Committee Report on Executive Compensation

       The Compensation Committee reviews and recommends to the Board of Directors the compensation payable to the executive officers of the Company. The determination of base salary has been based in the past largely upon that level required to compete with other employers in the industry in which the Company is engaged. The Compensation Committee annually reviews compensation payable to the executives and the award of options and other nonmonetary benefits to those individuals.

       At present, the Compensation Committee has determined to increase the base salaries of the Company s more highly paid personnel only modestly from year to year. The intent of this policy is to have base salaries in the lower range of competitive industry companies, but to use at risk cash bonuses to augment total cash compensation when Optek performs well.

       As a result, the chief executive officer and other officers of the Company were awarded bonuses based upon their performance related to goals established prior to the beginning of the fiscal year. The
Committee believes that providing key managerial personnel the means to achieve additional compensation through these programs stimulates the kind of productive efforts evidenced during the 1997 fiscal year.

       Further, to provide longer-term incentives, the Compensation Committee has awarded stock options which will provide a return to these executives commensurate with the Company's success. During 1997, the Committee approved awards of ten year stock options to key managerial personnel in order to give incentive to management to implement a long-term strategic plan and to align their interests with those of the stockholders.

Michael E. Cahr
                              Rodes Ennis
                            Wayne Stevenson


Directors Compensation

       Non-employee Directors of the Company receive a yearly fee of $12,000 paid in quarterly installments, $1,000 for each Directors meeting attended, $2,000 per year committee chairman fee to be paid in quarterly installments, and $750 for each committee meeting attended outside of the regularly scheduled board meetings and are reimbursed for travel expenses incurred in connection with each such meeting.

       Each non-employee Director of the Company is also awarded upon election at an annual meeting of stockholders options to acquire up to 3,500 shares of the Common
Stock pursuant to the Company s Directors
Formula Award Plan.  These awards contain the following rights:

       1. Stock Options - Options to acquire common stock which are not entitled to treatment as incentive stock options under the Internal Revenue Code.

       2. Reload Options - Options to reacquire shares of common stock which are used to exercise stock options at the market price used for such exercise.
       3. Alternative Appreciation Rights - Rights to acquire an equivalent number of shares equal in terms of present market value to the difference between current market value and exercise price of the stock purchasable pursuant to any of the preceding options.

       The exercise price of all options granted is 100% of the fair market value of the Company s Common
Stock on the date of grant, determined on a formula basis upon the price of the Common Stock for the twenty trading days preceding the date of the award. Each option awarded pursuant to the plan vests and becomes fully exercisable if such individual continues to serve as a Director until the next annual meeting of stockholders. Options granted under the plan expire ten years from the date of grant, and no option may be exercised by any person after the expiration of its term.

       In addition, each non-employee Director of the Company is entitled to participate under the Directors'
Formula Compensation Plan. Under the plan, each participant may by written election to the Company delivered by December 31 of a calendar year elect, in lieu of all or part of the annual retainer otherwise payable to him during the following calendar year: (a) to defer payment of such amounts until after he has ceased to be a Director, to be paid in ten annual installments bearing interest at the prime rate or upon his death; (b) to receive shares of the Company s Common Stock, the number of shares to equal the amount of the retainer for which an election is given divided by the greater of (i) the fair market value of the Company s
Common Stock on the date of grant, determined on a formula basis upon the price of the Common Stock for the twenty trading days preceding the date of the award; or (ii) $5.00 per share; or (c) to receive options to purchase at an exercise price equal to 50% of the fair market value determined in the manner set forth above the number of shares of the Company s Common Stock determined by dividing the amount elected by the difference between the market price of the Common Stock and the exercise price.


Compensation Committee Interlocks and Insider Participation

       During 1997, Mr. Dove served on the Compensation Committee of CSI Control Systems
International, Inc., a private company of which Mr. Stevenson is Chairman and Chief Executive Officer.
During this same period, Mr. Stevenson served on the Company's
Compensation Committee.


Transaction with First Source

       Effective October 31, 1997, the Company completed agreements terminating the Company's loan agreements with First Source. Under the loan agreements, First Source was entitled to receive approximately
$2.4 million in the event that the Company entered into certain transactions to sell its assets and, in addition, was entitled to certain covenants and security interests. In consideration of the termination and release of such obligations, the Company agreed to pay First Source $1.545 million in two installments, one installment of $750,000 due on March 31, 1998 and the balance due on June 30, 1998. At the same time, the warrant held by First Source was amended to eliminate negative covenants.

PAGE

HISTORICAL STOCK PERFORMANCE

       The following graph compares the cumulative stockholder return on the Company s Common Stock with the cumulative return of (1) equity securities listed on the NASDAQ Market Index and (2) other companies reporting results who are classified in the same
Standard Industrial Classification number as the Company.


     Graph depicts comparative performance reflecting the following data points:

     Compare 5-Year Cumulative Total Return
          Among Optek Technology, Inc.
     Nasdaq Market Index and SIC Code Index


                         1992   1993   1994   1995 1996 1997
Optek Technology,Inc. 100   50.00  78.57  214.29  585.71 1036.00
  Nasdaq Market Index 100  155.36  186.40  347.73 374.54 528.46
SIC Code Index        100  131.23  139.52  165.50 194.35 254.71

PAGE

           INFORMATION CONCERNING THE 1998 STOCK OPTION PLAN

       The Company's 1998 Stock Option Plan (the "Plan") will be submitted to the stockholders of the Company for their approval and ratification at the Annual Meeting of Stockholders to be held on March 17, 1998. The affirmative vote of stockholders holding a majority of the shares of Common Stock represented, in person or by proxy, at a meeting at which a quorum shall be present is required for such approval.


General

       The Board of Directors and Compensation Committee approved the Plan for submission to the stockholders on January 29, 1998. The Plan, as approved, provides for the reservation and issuance pursuant to the Plan of up to 750,000 shares of the Company's Common
Stock.


Administration

       The Plan will be administered by a Committee as appointed from time to time by the Board of Directors of the Company (the "Committee") consisting of not less than two members of the Board who are Non-Employee
Directors as defined by Rule 16b-3 promulgated under the Securities Exchange Act of 1934.

       Subject to the express provisions of the Plan, the Committee has sole discretion and authority to determine from among eligible employees and independent contractors those to whom and the time or times at which such awards may be made and the form and amount of such awards. The Committee also has complete authority to impose limitations, restrictions and conditions upon any such award and to interpret the Plan, adopt, amend and rescind rules and regulations relating to the Plan, and to make all other determinations necessary in the administration of the Plan.


Eligibility

       Any executive officer or other key employee of the Company is eligible to participate in the Plan and certain independent contractors, such as managerial consultants and financial and legal advisors, may be granted awards under the Plan.


Terms of Awards

       The Plan contemplates that awards may contain a combination of five different kinds of rights:

       1. Stock Options - Options to acquire common stock which are not entitled to treatment as incentive stock options under the Internal Revenue Code.

       2. Incentive Stock Options - Options to acquire common stock which are entitled to treatment as incentive stock options under the Internal Revenue Code.

       3. Reload Options - Options to reacquire shares of common stock which are used to exercise stock options or incentive stock options, but which are not entitled to treatment as incentive stock options under the Internal Revenue Code.

       4. Alternative Appreciation Rights - Rights to acquire an equivalent number of shares equal in present market value to the difference between current market value and exercise price of the stock purchasable pursuant to any of the preceding options.

       5. Limited Rights - Rights to receive cash equal to the difference between the exercise price and current market price of the stock purchasable pursuant to the previously described options exercisable in the event of certain changes of control which are not approved in advance by the Company's Board of Directors.

       (a) Exercise Price. The exercise price of all options granted under the Plan is 100% of the fair market value of the Company's Common Stock on the date of grant, as determined by the Committee.
However, in the case of incentive stock options granted to an optionee who owns more than 10% of the voting power of all classes of stock of the Company, the exercise price must not be less than 110% of the fair market value on the date of grant. The last reported sale price of the Company's Common Stock on February 3, 1998, as reported on the Nasdaq National Market, was $22.25.

       (b) Exercise of Options. At the time of grant of an option and within the parameters of the Plan, the Committee may determine the time or times at which and the period or periods during which such option will become or be exercisable and whether such option shall become exercisable in full or in installments (which may be cumulative or noncumulative). The practice of the Company has been to grant options which vest cumulatively over a period of three years, with 33 1/3% of the options vesting on each anniversary of the date of grant. The Plan requires that each employee granted an option remain in the continuous employ of the Company or its subsidiary for such period or periods from the date of grant of the option as the Committee may determine before the right to exercise the option shall vest. The Plan further requires that no option granted under the Plan be exercisable unless, at the time of exercise, the optionee has been continuously employed by the Company or its subsidiary from the date on which the option was granted, subject to certain exceptions which may be granted in case of termination of employment.

       Each exercise of an option must be made by written notice to the Company. The exercise price upon such exercise may be made in full at the time of purchase or upon such terms as may be determined by the Committee and may be paid in cash or, with the consent of the Committee, in whole or in part in the Company's
Common Stock at its fair market value as determined by the Committee.

       (c) Termination of Options. Options granted under the Plan expire ten years from the date of grant, unless a shorter period is provided in the option agreement. All options also terminate upon the termination of the employment of any participant. No option may be exercised by any person after the expiration of its term. An incentive stock option granted to an optionee who, immediately before the grant of such option, owns more than 10% of the voting power of all classes of stock of the Company, may not have a term of more than five years.

       (d) Nontransferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable only by the optionee during his or her lifetime or, if the optionee dies, by a person who acquires the rights to exercise the option by bequest or inheritance. Upon the death of any participant, his estate or other person obtaining such rights may exercise such options for a period of one year to the extent the participant could have at the date of his death.

       (e) Other Provisions. The specific terms of each option shall be evidenced by a stock option agreement in such form as is determined from time to time by the Committee. Such agreement may contain any provision not inconsistent with the terms of the Plan and with the laws of the state of incorporation of the Company, including terms as to forfeitures, vesting and other matters, deemed appropriate by the Committee.


Tax Information

       In general, unless an option granted has a readily ascertainable fair market value, a recipient is not required to recognize or report any gain upon the initial issuance of the option. Since options for the Company's common stock are not actively traded, the mere issuance of options under the Plan should not result in a taxable event.

       Rather, the initial taxable event will occur upon exercise of the option or disposition of the Common
Stock acquired, depending upon whether the award is made as a non-qualified option or an incentive stock option. The Internal Revenue Code of 1986 (referred to herein as the "Code") provides different tax treatments for these types of options. Each recipient of a nonqualified option (such as a Stock Option or Reload Option) will be required to report as compensation the amount realized when the option is exercised, calculated as the difference between the market value of the common stock acquired on the date of exercise and the aggregate exercise price.

       Similarly, if a recipient elects to exercise Alternate
Appreciation Rights or Limited Rights with respect to an option, the amount realized (which will be equal to the difference between the fair market value of the common stock underlying the option and the exercise price per share) will be reportable at that time such rights are exercised.

       Conversely, upon any exercise of Stock Options, Reload
Options, Alternate Appreciation Rights or
Limited Rights, the Company will be entitled to a tax deduction equal to the amount reportable by the individual, subject to certain restrictions.

       After the exercise of a Stock Option, Reload Option or Alternative Appreciation Right, any stock acquired will be treated as a capital asset of the participant.
Upon resale, the individual would be required to report the difference between the resale price and the market value of the Common Stock on the date of exercise as a capital gain (or loss) for income tax purposes.

       However, different tax effects will follow if an award is issued as an Incentive Stock Option. Upon exercise of an incentive stock option, the optionee will recognize no income unless the alternative minimum tax rules apply. The Company will not be allowed a deduction for federal tax purposes in connection with the exercise of an incentive stock option.

       An incentive stock option must be exercised while the optionee is an employee of the Company or a subsidiary of the Company, or not more than three months after the optionee ceases to be an employee. The following additional conditions must be satisfied for an option to be eligible for incentive stock option treatment:
(i) the option must be exercisable only within ten years of the date of grant; (ii) the exercise price must not be less than the fair market value of the shares at the time the option is granted; (iii) the option plan must be approved by the shareholders; (iv) the option must be non-transferable other than by death and must be exercisable during the optionee's lifetime only by him; (v) if the optionee owns more than 10% of the total combined voting power of all classes of the Company's stock immediately before the option is granted, the exercise price must be at least 110% of the fair market value of the shares and the option must be exercisable only within five years of the date of grant; and (vi) no optionee may be granted an incentive stock option which, when aggregated with all other incentive stock options granted to such optionee by the Company or any subsidiary, would result in shares having an aggregate fair market value (determined as of the date of grant of the option) in excess of $100,000 becoming first available for purchase upon exercise of an option during any calendar year.

       Upon the sale of shares acquired upon exercise of an incentive stock option at least two years after the grant of option and one year after exercise of the option, any gain will be taxed to the optionee as capital gain.
If these holding periods are not satisfied, however, the incentive stock option will be treated in the same manner as a non-qualified option, and the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock, with the Company being entitled to a deduction in the same amount.

       If shares of the Company's Common Stock which were acquired on exercise of an incentive stock option
("prior statutory option shares") are exchanged in connection with the exercise of an incentive stock option within two years after the date the option covering such prior statutory option shares was granted or within one year after the date of purchase, then the exchange will be treated as a disqualifying disposition of such prior statutory option shares and the excess of the fair market value of such shares on the date they were purchased over the purchase price will be recognized by the optionee as ordinary income. If before the expiration of such holding periods prior statutory option shares acquired pursuant to an incentive stock option are exchanged in connection with the exercise of an incentive stock option at a price less than their fair market value on the exercise date, ordinary income will be limited to the amount (if any) by which the fair market value on the date of the exchange exceeds the option price paid for such prior statutory option shares.

       Any excess of the fair market value of the prior statutory option shares at the date of the exchange over the option price paid for such prior statutory option shares, which is not recognized as ordinary income as described above, will not be recognized as taxable gain at the time of the exchange. A number of the acquired shares, equal in number to the prior statutory option shares surrendered in the exchange, will have a basis equal to the optionee's basis in the surrendered shares, increased by any ordinary income recognized on the exchange.
Any additional shares acquired in the exchange will have a zero basis. Any loss recognized on disposition of the prior statutory option shares is a capital loss. In any event, the Company will be allowed a deduction in the amount of the ordinary income recognized by the optionee.

       The exercise of an incentive stock option, or the disposition of shares acquired by exercise of an incentive stock option, may subject the optionee to the alternative minimum tax under Section 55 of the Code.
The items of tax preference included in the calculation of the alternative minimum tax include the amount by which the fair market value of shares purchased pursuant to the exercise of an incentive stock option exceeds the exercise price.

       In determining gain or loss recognized on any disposition of shares acquired pursuant to an exercise, an optionee's tax basis for purposes of the alternative minimum tax will be increased by the amount by which the fair market value of the shares at the time of exercise exceeds the option price. In many cases, an optionee can avoid becoming subject to the alternative minimum tax by exercising his incentive stock option in installments over several years (rather than all in one year) and by exercising the option only in years in which such optionee has a relatively small amount of other items of tax preference.

       Upon the death of an optionee who has not exercised his or her option, the value of such option
(determined under applicable Treasury regulations) will be includable in the optionee's estate for federal estate tax purposes. Upon the exercise of such option, the holder's basis in the option shares will include the value of the option included in the estate plus the price paid for the option shares.

       The foregoing summary of the effect of federal income taxation upon the optionee and the Company with respect to the grant of options and purchase of share under the plan does not purport to be complete, and reference should be made to the applicable provisions of the Code. In addition, this summary does not discuss the provisions of the income tax laws of any state or foreign country in which the participant may reside.


Amendment of the Plan

       The Committee may amend the Plan or condition or modify awards under the Plan in response to changes in securities or other laws or rules, regulations or regulatory interpretations thereof applicable to this Plan or to comply with stock exchange rules or requirements. In addition, the Committee may terminate, modify or amend the Plan in any respect, except that without stockholder approval the Committee may not (i) increase the maximum number of shares of Common Stock which may be issued under the Plan, (ii) extend the period during which any award may be granted or exercised, or (iii) extend the term of the Plan.


Term of Plan

       The Plan shall become effective on the date approved by the holders of a majority of shares at the 1998
Annual Meeting of Stockholders. No awards shall be made after the last day of Optek's 2007 fiscal year;
provided, however, that the Plan and all awards made prior to such date shall remain in effect until such awards have been satisfied.

Prior Awards

       No awards have been made under the Plan to date.


Potential Antitakeover Effects

       If awards are made and exercised under the Plan, the voting power of key personnel associated with the Company may thereby be increased, as previously discussed. This increased voting power may, in some circumstances, permit such persons to influence a stockholder vote in a manner that could thwart or discourage proposed takeovers or changes in ownership of the Common Stock of the Company.

       Similarly, the ability to grant limited rights, which would allow participants to receive cash in the event of changes in control not approved in advance by the Company's
Board of Directors may, in some cases, thwart or discourage attempts to change control of the Company.



                           INDEPENDENT AUDITORS

       The Board of Directors of the Company has selected KPMG Peat Marwick LLP as the Company s auditors for fiscal 1998. Representatives of KPMG Peat Marwick LLP are expected to be present at the Annual Meeting of Stockholders to be held on March 17, 1998 to make any statement if they desire to do so and to respond to any appropriate questions of the stockholders.



                        STOCKHOLDERS  PROPOSALS

       The day by which proposals of stockholders intended to be presented at the 1999 annual meeting of stockholders must be received by the Company for inclusion in the Company s proxy statement and form of proxy relating to that meeting is October 9, 1998.

       It is important that proxies be returned promptly.
Stockholders are requested to date, sign and return the enclosed proxy in the enclosed envelope, to which no postage need be affixed if mailed in the United
States. If you attend the 1999 Annual Meeting, you may revoke your proxy and vote in person if you so desire; otherwise your proxy will be voted for you.

BY ORDER OF THE BOARD OF DIRECTORS
                      Thomas R. Filesi, President

Carrollton, Texas
February 6, 1998

PAGE

NOTICE: Upon written request from a stockholder of record at January 16, 1998 (or from any beneficial owner representing that he/she is or was entitled to vote at the meeting), the Company will furnish without charge a copy of its Annual Report on Form 10-K for the fiscal year ended October 31, 1997, as filed with the Securities and Exchange Commission, including financial statements and schedules thereto and a list of exhibits not contained therein. The Company will furnish copies of the full text of any of the exhibits described in the list of exhibits accompanying the Annual Report on Form 10-K, if requested, upon payment in advance of the prescribed fee limited to the Company s reasonable expenses incurred in providing copies of the exhibits. Requests should be directed to:

       William J. Collinsworth
       Vice President - Finance
       Optek Technology, Inc.
       1215 West Crosby Road
       Carrollton, Texas  75006